UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2015

Voltari Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-55419	90-0933943
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

601 W. 26th Street

Suite 415

New York, NY 10001

(Address of Principal Executive Offices, including Zip Code)

(212) 388-5500

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board of Directors

On September 24, 2015, each of Messrs. Andrew Roberto, James Nelson and Hunter Gary notified Voltari Corporation (the “Company”) of his resignation from the Board of Directors (the “Board”) of the Company and each committee of the Board on which he served, effective September 25, 2015. None of the resignations of Messrs. Roberto, Nelson and Gary was a result of any disagreement with the Company or the Company’s Board.

On September 24, 2015, the Board appointed Mr. Peter Shea as a director of the Company, effective September 25, 2015. The Board also appointed Mr. Shea as Chairperson of the Board, Chairperson of the Compensation and Governance and Nominating Committees and as a member of the Audit Committee.

Mr. Shea, age 64, has served as an operating partner of Snow Phipps, a private equity firm, since 2013. Mr. Shea has served as an operating advisor for OMERS Private Equity (private equity division of the Ontario Municipal Retirement System, one of Canada’s largest pension plans) since 2011. Mr. Shea has served as the Chairman of FeraDyne Outdoors, LLC, a manufacturer and marketer of hunting accessories, and Teasedale Foods, Inc., a Hispanic foods company, since 2014. Mr. Shea has also served as a director of: Hennessy Capital Partners II, a special purpose acquisition company, since 2015; CVR Partners LP (UAN), a nitrogen fertilizer company, since 2014; Give and Go Prepared Foods, a bakery, since 2012; and Viskase Companies (VKSC), a meat casing company, since 2006. Mr. Shea was previously a director of: Hennessy Capital Partners I, a special purpose acquisition company, from 2014 to February 2015; Sitel World Wide Corp., a call center, from 2011 to September 2015; and CTI Foods, a food products processing company, from 2010 to 2014. From 2006 to 2009, Mr. Shea served as President of Icahn Enterprises L.P. (IEP), where he was responsible for its real estate businesses which included rental real estate operations, consisting of retail, office and industrial properties leased to single-corporate tenants, and its residential home development operations, which focused on the construction and sale of single-family homes, custom built homes, multi-family homes and residential lots in subdivisions and planned communities. Icahn Enterprises, Viskase Companies and CVR Partners LP each are indirectly controlled by Carl C. Icahn, the Company’s controlling stockholder. Mr. Shea has an M.B.A. from the University of Southern California and a B.B.A. from Iona College.

There are no arrangements or understandings between Mr. Shea and any other persons pursuant to which he was selected as a director and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Chief Administrative and Accounting Officer

On September 28, 2015, the Board appointed Kenneth Goldmann, age 68, as Chief Administrative and Accounting Officer of the Company, effective as of October 5, 2015.

Mr. Goldmann is a founding partner of Vantage CFO Partners LLC, a company formed in 2014 that provides financial management services to small business clients. Mr. Goldmann served as a partner at Cohn Reznick, a public accounting firm, from 2004 until his retirement in 2013. From 1997 to 2004 he was a partner at BDO Seidman, a public accounting firm. At both Cohn Reznick and BDO Seidman, Mr. Goldmann’s audit clients included real estate investment trusts.

In connection with Mr. Goldmann’s appointment, Mr. Goldmann and the Company entered into an employment offer letter (the “Offer Letter”) and a Non-Disclosure and Intellectual Property Protection Agreement (the “Non-Disclosure Agreement”). Under the terms of the Offer Letter, Mr. Goldmann is entitled to an annual base salary of $175,000. Additionally, Mr. Goldmann is subject to non-disclosure, confidentiality and non-solicitation covenants pursuant to the terms of the Non-Disclosure Agreement.

The foregoing descriptions of the Offer Letter and the Non-Disclosure Agreement do not purport to be complete and are qualified in their entirety by reference to the text of the Offer Letter and the Non-Disclosure Agreement, copies of which are attached to this report as Exhibits 10.1 and 10.2, respectively, and are incorporated herein in their entirety by reference.

There are no arrangements or understandings between Mr. Goldmann and any other persons pursuant to which he was selected as an officer and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Offer Letter by and between Voltari Corporation and Kenneth Goldmann, dated September 28, 2015.

10.2	Non-Disclosure and Intellectual Property Protection Agreement by and between Voltari Corporation and Kenneth Goldmann, dated September 28, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLTARI CORPORATION

September 30, 2015	By:	/s/ John Breeman
(Date)		John Breeman
Chief Financial Officer